Exhibit 10.9

ARNOLD E. DITRI

May 9, 2002

Mr. Robert Voelk

Chief Executive Officer

Omtool, Ltd

8 Industrial Way

Salem, NH 03079

Dear Bob,

                Outlined below is the role that would best allow me to help you increase the overall success and shareholder value for Omtool. I would plan to spend an average of two days per month working with you on:

•	Corporate business and strategic development;

•	Advisory activities in the areas of Marketing and Sales; and

•	Consulting services with you and Omtool management.

                My proactive involvement with the Company would also enable me to be a sounding board on key senior management decisions and problems.

                As we discussed, Bob, I normally bill at an hourly rate. My current rate will be provided to you from time to time. My actual out of pocket expenses, while minimal, would be billed separately. Services will be provided as agreed mutually between Omtool and me.

                It has been my experience, Bob, that building complete trust and open cooperation between senior company managers and the Board of Directors is best achieved by creating a strong common sense of winning. This proposal, I hope, will help me work effectively with you and your Omtool team.

Regards,

/s/ Arnold E. Ditri

DITRI MANAGEMENT LLC, 2 WALSH LANE, GREENWICH, CT 06830 (203) 661-1701

FAX: (203) 622-0554  E-MAIL: ARNOLDDITRI@AOL.COM